Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our September 30, 2016 condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (our September 30, 2016 Quarterly Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our September 30, 2016 Quarterly Report and our 2015 Annual Report on Form 10-K. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to the September 30, 2016 condensed consolidated financial statements included in our September 30, 2016 Quarterly Report.
The attributed financial information presented herein has been prepared assuming the attribution of net assets to the Liberty Global Group and the LiLAC Group had been completed as of January 1, 2015. However, this attribution of historical financial information does not necessarily represent the actual results and balances that would have occurred if such attribution had actually been in place during the periods presented.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$506.1	$471.0	$—	$977.1
Trade receivables, net	1,220.4	508.0	—	1,728.4
Derivative instruments	410.6	6.2	—	416.8
Prepaid expenses	171.2	105.3	—	276.5
Other current assets	260.0	295.2	(29.4)	525.8
Total current assets	2,568.3	1,385.7	(29.4)	3,924.6
Investments	2,149.9	93.9	—	2,243.8
Property and equipment, net	17,786.4	3,819.8	—	21,606.2
Goodwill	18,030.6	6,329.4	—	24,360.0
Intangible assets subject to amortization, net	2,785.3	1,290.9	—	4,076.2
Assets held for sale	18,546.6	—	—	18,546.6
Other assets, net (note 4)	5,022.9	1,233.6	(40.4)	6,216.1
Total assets	$66,890.0	$14,153.3	$(69.8)	$80,973.5

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$851.0	$249.2	$(7.9)	$1,092.3
Deferred revenue and advance payments from subscribers and others	962.3	179.5	—	1,141.8
Current portion of debt and capital lease obligations	1,996.7	158.7	—	2,155.4
Accrued income taxes	529.4	26.5	—	555.9
Accrued capital expenditures	451.9	50.2	—	502.1
Accrued interest	441.0	57.0	—	498.0
Derivative instruments	449.4	33.1	—	482.5
Other accrued and current liabilities	1,726.3	503.8	(21.5)	2,208.6
Total current liabilities	7,408.0	1,258.0	(29.4)	8,636.6
Long-term debt and capital lease obligations (note 4)	35,947.9	5,852.5	(8.3)	41,792.1
Liabilities associated with assets held for sale	13,411.7	—	—	13,411.7
Other long-term liabilities	2,935.4	1,264.5	(32.1)	4,167.8
Total liabilities	59,703.0	8,375.0	(69.8)	68,008.2
Equity attributable to Liberty Global shareholders (note 4)	7,700.1	4,298.4	—	11,998.5
Noncontrolling interests	(513.1)	1,479.9	—	966.8
Total equity	7,187.0	5,778.3	—	12,965.3
Total liabilities and equity	$66,890.0	$14,153.3	$(69.8)	$80,973.5

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$707.6	$274.5	$—	$982.1
Trade receivables, net	1,376.2	91.5	—	1,467.7
Derivative instruments	405.9	16.0	—	421.9
Prepaid expenses	132.0	12.2	—	144.2
Other current assets	305.7	44.8	(9.0)	341.5
Total current assets	2,927.4	439.0	(9.0)	3,357.4
Investments	2,839.6	—	—	2,839.6
Property and equipment, net	20,840.5	843.5	—	21,684.0
Goodwill	26,244.8	775.6	—	27,020.4
Intangible assets subject to amortization, net	6,975.1	117.4	—	7,092.5
Other assets, net (note 4)	4,504.1	1,062.6	(1.6)	5,565.1
Total assets	$64,331.5	$3,238.1	$(10.6)	$67,559.0

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$995.9	$54.2	$—	$1,050.1
Deferred revenue and advance payments from subscribers and others	1,347.7	45.8	—	1,393.5
Current portion of debt and capital lease obligations	2,537.1	0.8	—	2,537.9
Accrued income taxes	445.6	37.9	—	483.5
Accrued capital expenditures	418.5	23.3	—	441.8
Accrued interest	776.5	56.3	—	832.8
Derivative instruments	346.3	—	—	346.3
Other accrued and current liabilities	1,899.7	181.3	(9.0)	2,072.0
Total current liabilities	8,767.3	399.6	(9.0)	9,157.9
Long-term debt and capital lease obligations (note 4)	41,907.7	2,304.6	(1.1)	44,211.2
Other long-term liabilities	3,751.9	264.2	(0.5)	4,015.6
Total liabilities	54,426.9	2,968.4	(10.6)	57,384.7
Equity attributable to Liberty Global shareholders	10,446.0	206.4	—	10,652.4
Noncontrolling interests	(541.4)	63.3	—	(478.1)
Total equity	9,904.6	269.7	—	10,174.3
Total liabilities and equity	$64,331.5	$3,238.1	$(10.6)	$67,559.0

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Three months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,313.1	$894.1	$—	$5,207.2
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,561.3	359.0	—	1,920.3
SG&A (including share-based compensation)	748.9	186.2	—	935.1
Inter-group fees and allocations	(2.2)	2.2	—	—
Depreciation and amortization	1,216.2	200.7	—	1,416.9
Impairment, restructuring and other operating items, net	25.0	7.2	—	32.2
	3,549.2	755.3	—	4,304.5
Operating income	763.9	138.8	—	902.7
Non-operating income (expense):
Interest expense	(569.3)	(95.3)	0.2	(664.4)
Realized and unrealized losses on derivative instruments, net	(382.6)	(53.8)	—	(436.4)
Foreign currency transaction gains, net	85.6	6.7	—	92.3
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	73.8	—	—	73.8
Losses on debt modification and extinguishment, net	(64.8)	—	—	(64.8)
Other income (expense), net	(6.5)	7.9	(0.2)	1.2
	(863.8)	(134.5)	—	(998.3)
Earnings (loss) before income taxes	(99.9)	4.3	—	(95.6)
Income tax expense (note 2)	(36.9)	(72.6)	—	(109.5)
Net loss	(136.8)	(68.3)	—	(205.1)
Net earnings attributable to noncontrolling interests	(30.9)	(13.5)	—	(44.4)
Net loss attributable to Liberty Global shareholders	$(167.7)	$(81.8)	$—	$(249.5)

Net loss	$(136.8)	$(68.3)	$—	$(205.1)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(157.5)	(20.2)	—	(177.7)
Reclassification adjustments included in net loss	0.4	0.1	—	0.5
Pension-related adjustments and other	(2.1)	(34.3)	—	(36.4)
Other comprehensive loss	(159.2)	(54.4)	—	(213.6)
Comprehensive loss	(296.0)	(122.7)	—	(418.7)
Comprehensive earnings attributable to noncontrolling interests	(31.1)	(13.5)	—	(44.6)
Comprehensive loss attributable to Liberty Global shareholders	$(327.1)	$(136.2)	$—	$(463.3)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,288.6	$308.8	$—	$4,597.4
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,566.8	133.4	—	1,700.2
SG&A (including share-based compensation)	781.0	49.3	—	830.3
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	1,404.1	54.3	—	1,458.4
Impairment, restructuring and other operating items, net	60.2	2.8	—	63.0
	3,810.0	241.9	—	4,051.9
Operating income	478.6	66.9	—	545.5
Non-operating income (expense):
Interest expense	(579.0)	(38.9)	0.2	(617.7)
Realized and unrealized gains on derivative instruments, net	596.8	145.2	—	742.0
Foreign currency transaction losses, net	(90.9)	(125.3)	—	(216.2)
Realized and unrealized losses due to changes in fair values of certain investments, net	(276.1)	—	—	(276.1)
Losses on debt modification and extinguishment, net	(34.3)	—	—	(34.3)
Other income (expense), net	(5.4)	0.5	(0.2)	(5.1)
	(388.9)	(18.5)	—	(407.4)
Earnings before income taxes	89.7	48.4	—	138.1
Income tax benefit (expense) (note 2)	20.8	(18.3)	—	2.5
Net earnings	110.5	30.1	—	140.6
Net loss (earnings) attributable to noncontrolling interests	(7.6)	0.3	—	(7.3)
Net earnings attributable to Liberty Global shareholders	$102.9	$30.4	$—	$133.3

Net earnings	$110.5	$30.1	$—	$140.6
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(531.1)	15.9	—	(515.2)
Reclassification adjustments included in net earnings	0.5	—	—	0.5
Pension-related adjustments and other	0.9	—	—	0.9
Other comprehensive earnings (loss)	(529.7)	15.9	—	(513.8)
Comprehensive earnings (loss)	(419.2)	46.0	—	(373.2)
Comprehensive loss (earnings) attributable to noncontrolling interests	(7.6)	0.3	—	(7.3)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(426.8)	$46.3	$—	$(380.5)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$13,068.4	$1,800.9	$—	$14,869.3
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	4,841.3	733.6	—	5,574.9
SG&A (including share-based compensation)	2,294.6	370.4	—	2,665.0
Inter-group fees and allocations	(6.4)	6.4	—	—
Depreciation and amortization	4,026.3	379.1	—	4,405.4
Impairment, restructuring and other operating items, net	113.4	133.5	—	246.9
	11,269.2	1,623.0	—	12,892.2
Operating income	1,799.2	177.9	—	1,977.1
Non-operating income (expense):
Interest expense	(1,715.3)	(225.8)	0.3	(1,940.8)
Realized and unrealized gains (losses) on derivative instruments, net	350.8	(243.9)	—	106.9
Foreign currency transaction gains, net	1.5	131.7	—	133.2
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(570.8)	—	—	(570.8)
Gains (losses) on debt modification and extinguishment, net	(90.2)	1.5	—	(88.7)
Other income, net	23.5	7.8	(0.3)	31.0
	(2,000.5)	(328.7)	—	(2,329.2)
Loss before income taxes	(201.3)	(150.8)	—	(352.1)
Income tax expense (note 2)	(45.5)	(71.1)	—	(116.6)
Net loss	(246.8)	(221.9)	—	(468.7)
Net earnings attributable to noncontrolling interests	(27.6)	(20.9)	—	(48.5)
Allocation of inter-group loss (note 4)	(19.7)	19.7	—	—
Net loss attributable to Liberty Global shareholders	$(294.1)	$(223.1)	$—	$(517.2)

Net loss	$(246.8)	$(221.9)	$—	$(468.7)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments	(1,114.4)	(57.5)	—	(1,171.9)
Reclassification adjustments included in net loss	—	(0.1)	—	(0.1)
Pension-related adjustments and other	(2.9)	(38.1)	—	(41.0)
Other comprehensive loss	(1,117.3)	(95.7)	—	(1,213.0)
Comprehensive loss	(1,364.1)	(317.6)	—	(1,681.7)
Comprehensive earnings attributable to noncontrolling interests	(27.2)	(20.9)	—	(48.1)
Comprehensive loss attributable to Liberty Global shareholders	$(1,391.3)	$(338.5)	$—	$(1,729.8)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$12,772.8	$908.0	$—	$13,680.8
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	4,672.0	392.4	—	5,064.4
SG&A (including share-based compensation)	2,241.0	154.2	—	2,395.2
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	4,226.8	160.8	—	4,387.6
Impairment, restructuring and other operating items, net	92.0	13.7	—	105.7
	11,229.7	723.2	—	11,952.9
Operating income	1,543.1	184.8	—	1,727.9
Non-operating income (expense):
Interest expense	(1,717.2)	(117.7)	0.5	(1,834.4)
Realized and unrealized gains on derivative instruments, net	455.0	225.8	—	680.8
Foreign currency transaction losses, net	(712.4)	(199.0)	—	(911.4)
Realized and unrealized losses due to changes in fair values of certain investments, net	(13.9)	—	—	(13.9)
Losses on debt modification and extinguishment, net	(382.6)	—	—	(382.6)
Other income (expense), net	(8.0)	0.7	(0.5)	(7.8)
	(2,379.1)	(90.2)	—	(2,469.3)
Earnings (loss) before income taxes	(836.0)	94.6	—	(741.4)
Income tax expense (note 2)	(16.8)	(32.8)	—	(49.6)
Net earnings (loss)	(852.8)	61.8	—	(791.0)
Net earnings attributable to noncontrolling interests	(73.2)	(4.7)	—	(77.9)
Net earnings (loss) attributable to Liberty Global shareholders	$(926.0)	$57.1	$—	$(868.9)

Net earnings (loss)	$(852.8)	$61.8	$—	$(791.0)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(304.2)	27.6	—	(276.6)
Reclassification adjustments included in net loss	1.5	—	—	1.5
Pension-related adjustments and other	(0.1)	—	—	(0.1)
Other comprehensive earnings (loss)	(302.8)	27.6	—	(275.2)
Comprehensive earnings (loss)	(1,155.6)	89.4	—	(1,066.2)
Comprehensive earnings attributable to noncontrolling interests	(73.3)	(4.7)	—	(78.0)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,228.9)	$84.7	$—	$(1,144.2)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(246.8)	$(221.9)	$—	$(468.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	195.7	10.7	—	206.4
Inter-group fees and allocations	(6.4)	6.4	—	—
Depreciation and amortization	4,026.3	379.1	—	4,405.4
Impairment, restructuring and other operating items, net	113.4	133.5	—	246.9
Amortization of deferred financing costs and non-cash interest accretion	58.4	(3.8)	—	54.6
Realized and unrealized losses (gains) on derivative instruments, net	(350.8)	243.9	—	(106.9)
Foreign currency transaction gains, net	(1.5)	(131.7)	—	(133.2)
Realized and unrealized losses due to changes in fair values of certain investments and debt, including impact of dividends	584.0	—	—	584.0
Losses (gains) on debt modification and extinguishment, net	90.2	(1.5)	—	88.7
Deferred income tax benefit	(217.4)	(3.9)	—	(221.3)
Excess tax benefit from share-based compensation	(4.0)	—	—	(4.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(427.1)	(183.3)	—	(610.4)
Net cash provided by operating activities	3,814.0	227.5	—	4,041.5

Cash flows from investing activities:
Capital expenditures	(1,602.5)	(342.5)	—	(1,945.0)
Cash received (paid) in connection with acquisitions, net	(1,344.4)	17.0	—	(1,327.4)
Sale of investments	119.4	18.4	—	137.8
Investments in and loans to affiliates and others	(89.6)	(0.7)	—	(90.3)
Inter-group receipts (payments), net	2.1	(6.8)	4.7	—
Other investing activities, net	81.7	6.6	—	88.3
Net cash used by investing activities	$(2,833.3)	$(308.0)	$4.7	$(3,136.6)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$6,486.0	$1,147.1	$—	$7,633.1
Repayments and repurchases of debt and capital lease obligations	(6,080.2)	(800.6)	—	(6,880.8)
Repurchase of Liberty Global ordinary shares	(1,504.3)	—	—	(1,504.3)
Payment of financing costs and debt premiums	(120.6)	(28.3)	—	(148.9)
Change in cash collateral	117.7	—	—	117.7
Net cash paid related to derivative instruments	(39.5)	—	—	(39.5)
Net cash received associated with call option contracts on Liberty Global ordinary shares	9.2	—	—	9.2
Inter-group receipts (payments), net	6.8	(2.1)	(4.7)	—
Other financing activities, net	(89.9)	(46.3)	—	(136.2)
Net cash provided (used) by financing activities	(1,214.8)	269.8	(4.7)	(949.7)

Effect of exchange rate changes on cash	32.6	7.2	—	39.8

Net increase (decrease) in cash and cash equivalents	(201.5)	196.5	—	(5.0)
Cash and cash equivalents:
Beginning of period	707.6	274.5	—	982.1
End of period	$506.1	$471.0	$—	$977.1

Cash paid for interest	$1,899.0	$271.6	$—	$2,170.6
Net cash paid for taxes	$221.8	$108.4	$—	$330.2

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(852.8)	$61.8	$—	$(791.0)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	250.8	2.2	—	253.0
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	4,226.8	160.8	—	4,387.6
Impairment, restructuring and other operating items, net	92.0	13.7	—	105.7
Amortization of deferred financing costs and non-cash interest accretion	56.6	3.0	—	59.6
Realized and unrealized gains on derivative instruments, net	(455.0)	(225.8)	—	(680.8)
Foreign currency transaction losses, net	712.4	199.0	—	911.4
Realized and unrealized losses due to changes in fair values of certain investments, including impact of dividends	15.0	—	—	15.0
Losses on debt modification and extinguishment, net	382.6	—	—	382.6
Deferred income tax benefit	(253.1)	(27.6)	—	(280.7)
Excess tax benefit from share-based compensation	(23.3)	(3.7)	—	(27.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(192.2)	16.1	—	(176.1)
Net cash provided by operating activities	3,957.7	201.6	—	4,159.3

Cash flows from investing activities:
Capital expenditures	(1,681.7)	(169.8)	—	(1,851.5)
Cash paid in connection with acquisitions, net of cash acquired	(8.7)	(272.5)	—	(281.2)
Investments in and loans to affiliates and others	(770.8)	(0.6)	—	(771.4)
Inter-group receipts (payments), net	(110.2)	1.8	108.4	—
Other investing activities, net	40.4	1.0	—	41.4
Net cash used by investing activities	$(2,531.0)	$(440.1)	$108.4	$(2,862.7)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$13,032.4	$261.1	$—	$13,293.5
Repayments and repurchases of debt and capital lease obligations	(12,293.0)	(0.6)	—	(12,293.6)
Repurchase of Liberty Global ordinary shares	(1,404.7)	—	—	(1,404.7)
Payment of financing costs and debt premiums	(391.9)	(3.1)	—	(395.0)
Change in cash collateral	61.8	—	—	61.8
Net cash paid related to derivative instruments	(298.8)	—	—	(298.8)
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(121.1)	—	—	(121.1)
Purchase of additional shares of subsidiaries	(142.2)	—	—	(142.2)
Inter-group receipts (payments), net	(1.8)	110.2	(108.4)	—
Other financing activities, net	(61.4)	10.2	—	(51.2)
Net cash provided (used) by financing activities	(1,620.7)	377.8	(108.4)	(1,351.3)

Effect of exchange rate changes on cash	15.2	(7.8)	—	7.4

Net increase (decrease) in cash and cash equivalents	(178.8)	131.5	—	(47.3)
Cash and cash equivalents:
Beginning of period	1,051.4	107.1	—	1,158.5
End of period	$872.6	$238.6	$—	$1,111.2

Cash paid for interest	$1,634.6	$132.8	$—	$1,767.4
Net cash paid for taxes	$174.6	$18.0	$—	$192.6

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
September 30, 2016
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) LGE Coral and its subsidiaries, which include CWC, (ii) VTR Finance and its subsidiaries, which include VTR, (iii) Lila Chile Holding, which is the parent entity of VTR Finance, (iv) LiLAC Holdings and its subsidiaries, which include Liberty Puerto Rico, and (v) prior to July 1, 2015, the LiLAC Corporate Costs. Effective July 1, 2015, the LiLAC Corporate Costs were transferred to LiLAC Holdings. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Ziggo Group Holding, Unitymedia, Telenet, UPC Holding, our corporate entities (excluding LiLAC Holdings) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.
(2) Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity), the U.K. (the U.K. Tax Group) and the U.S (the U.S. Tax Group). Different members of the Liberty Global Group file combined tax returns for the Dutch Fiscal Unity and U.K. tax returns, where sharing of certain tax attributes is permitted, and consolidated tax returns for the U.S. Tax Group. Certain entities included in the Dutch Fiscal Unity, the U.K. Tax Group and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record inter-group tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity, the U.K. Tax Group or the U.S. Tax Group. Prior to July 1, 2015, the inter-group tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, inter-group tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, certain inter-group tax allocations are expected to be cash settled.
Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. For periods beginning on and after July 1, 2015, we will record non-interest bearing inter-group payables and receivables in connection with the allocation of tax attributes. These inter-group payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return to the extent that tax assets are utilized or taxable income is included in the return for the applicable taxable year. In the case of allocated tax assets, inter-group payables and receivables will only be recorded to the extent that the realization by the ultimate tax-paying entity is considered to be more-likely-than-not. At September 30, 2016, we do not believe that it is more-likely-than-not that we will realize the tax assets of the Dutch Fiscal Unity. To the extent that tax assets are not utilized in the year generated, the related receivables and payables will remain outstanding until such time as the underlying tax assets are utilized.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2016
(unaudited)

Liberty Global Group
Income tax benefit (expense) attributable to our earnings (loss) before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions

Computed “expected” tax benefit (expense) (a)	$19.9	$(17.9)	$40.2	$167.2
Change in valuation allowances	(21.2)	(32.9)	(242.6)	(374.8)
Non-deductible or non-taxable foreign currency exchange results	32.1	46.2	153.7	18.5
Enacted tax law and rate change (a)	(137.0)	(2.8)	(140.9)	(1.1)
Tax effect of intercompany financing	38.6	39.1	114.8	115.8
International rate differences (b)	29.2	23.4	87.4	115.4
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(0.6)	(63.2)	(57.6)	(75.7)
Non-deductible or non-taxable interest and other expenses	(19.8)	(8.1)	(39.2)	(33.8)
Recognition of previously unrecognized tax benefits	15.4	20.2	32.4	33.8
Tax benefit associated with technology innovation	3.1	8.3	11.3	18.8
Other, net	3.4	8.5	(5.0)	(0.9)
Total income tax benefit (expense)	$(36.9)	$20.8	$(45.5)	$(16.8)
_______________

(a)
The statutory or “expected” tax rate is the U.K. rate of 20.0%. During 2015, the U.K. enacted legislation that will change the corporate income tax rate from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020. Substantially all of the impact of these rate changes on our deferred tax balances was recorded in the fourth quarter of 2015 when the change in law was enacted. During the third quarter of 2016, the U.K. enacted legislation that will further reduce the corporate income tax rate in April 2020 from 18.0% to 17.0%. The impact of this rate change on our deferred tax balances was recorded this quarter.

(b)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit (expense) for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2016
(unaudited)

LiLAC Group
Income tax expense attributable to our earnings (loss) before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following:

	LiLAC Group
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions

Computed “expected” tax benefit (expense) (a)	$(0.8)	$(9.7)	$30.2	$(18.9)
Non-deductible or non-taxable interest and other expenses	(50.4)	(1.6)	(54.3)	(1.6)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	0.5	(0.6)	(22.1)	(4.0)
Foreign taxes	(8.1)	(4.0)	(14.5)	(3.2)
Tax effect of intercompany financing	2.0	—	10.9	—
Impact of merger on tax attributes	(7.5)	—	(10.8)	—
International rate differences (b)	(3.6)	1.3	(7.8)	0.1
Price level restatement	1.2	0.1	4.6	0.2
Non-deductible or non-taxable foreign currency exchange results	(2.4)	(1.2)	(4.2)	(1.2)
Change in valuation allowances	1.4	(4.6)	1.6	(5.2)
Enacted tax law and rate changes (a)	1.6	1.3	0.3	0.7
Other, net	(6.5)	0.7	(5.0)	0.3
Total income tax expense	$(72.6)	$(18.3)	$(71.1)	$(32.8)
_______________

(a)
The statutory or “expected” tax rate is the U.K. rate of 20.0%. During 2015, the U.K. enacted legislation that will change the corporate income tax rate from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020. Substantially all of the impact of these rate changes on our deferred tax balances was recorded in the fourth quarter of 2015 when the change in law was enacted. During the third quarter of 2016, the U.K. enacted legislation that will further reduce the corporate income tax rate in April 2020 from 18.0% to 17.0%. The impact of this rate change on our deferred tax balances was recorded this quarter.

(b)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit (expense) for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2016
(unaudited)

(3)	Allocated Expenses
Prior to July 1, 2015, we did not allocate any of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. Following the July 1, 2015 distribution of the LiLAC Shares, we began to allocate a portion of these costs, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated amount, which is cash settled and is periodically re-evaluated, is presented as inter-group fees and allocations in the attributed statement of operations information.
The share-based compensation expense reflected in the accompanying attributed statement of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
The income tax benefit and expense of the Liberty Global Group and the LiLAC Group includes inter-group tax allocations. For additional information concerning our inter-group tax allocations, see note 2 to this attributed financial information.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

(4)	Inter-group Transactions
Inter-group Interest
On May 16, 2016, pursuant to a scheme of arrangement and following shareholder approvals, we acquired CWC for shares of Liberty Global. Under the terms of the transaction, CWC shareholders received in the aggregate: 31,607,008 Class A Liberty Global Shares, 77,379,774 Class C Liberty Global Shares, 3,648,513 Class A LiLAC Shares and 8,939,316 Class C LiLAC Shares. Further, in accordance with the scheme of arrangement and immediately prior to the acquisition, CWC declared the Special Dividend to its shareholders in the amount of £0.03 ($0.04 at the transaction date) per CWC share. The Special Dividend was paid to CWC shareholders promptly following the closing and the payment, together with fees and expenses related to the acquisition, was funded with CWC liquidity, including incremental debt borrowings, and LiLAC Group corporate liquidity.

Following completion of the CWC Acquisition, we attributed CWC to the LiLAC Group, with the Liberty Global Group being granted an inter-group interest in the LiLAC Group representing the fair value (as determined by our board of directors) of the Liberty Global Shares issued as part of the purchase consideration. Liberty Global Group's inter-group interest in the LiLAC Group was $3.9 billion as of June 30, 2016. During the period from May 16, 2016 through June 30, 2016, we recorded the Liberty Global Group’s 67.5% share of the LiLAC Group’s loss during this period in Liberty Global Group’s attributed statement of operations information with a corresponding offsetting amount recorded in the LiLAC Group’s attributed statement of operations information. On July 1, 2016, we completed the LiLAC Distribution, thereby eliminating the Liberty Global Group's inter-group interest in the LiLAC Group. The LiLAC Distribution was accounted for prospectively effective July 1, 2016.

Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V. (Liberty Global Holding), an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). At September 30, 2016 and December 31, 2015, Liberty Global Holding owed Lila Chile Holding $8.3 million and $1.1 million, respectively, in principal pursuant to the Lila Chile Note. The Lila Chile Note bears interest at 5.9% per annum and has a repayment date of July 11, 2022. The principal and accrued interest on the Lila Chile Note are included in the LiLAC Group’s other assets, net, and the Liberty Global Group’s long-term debt and capital lease obligations in the attributed balance sheet information. Accrued and unpaid interest is generally transferred to the principal balance on January 1 of each year. The net increase in the Lila Chile Note during the nine months ended September 30, 2016 includes (i) cash loans of $6.8 million and (ii) the transfer of $0.4 million in non-cash accrued interest to the principal balance.